Exhibit 10.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and 240.24b-2

Mark DeSieno

Senior Director, Industrial Development, North America

Sanofi US Services Inc. 55 Corporate Drive

Bridgewater, NJ 08807

May 1, 2018

Horizon Pharma USA, Inc.

150 South Saunders Road

Lake Forest, IL 60045

Attention: Paul Hoelscher, Exec. Vice President & Chief Financial Officer

Dear Mr. Hoelscher:

With reference to the Manufacturing and Supply Agreement by and between sanofi-aventis U.S. LLC (“Sanofi”) and Horizon Pharma USA, Inc. (“Horizon”, together with Sanofi, the “Parties”) effective as of May 25, 2011, as amended to date, (the “Supply Agreement”), this letter serves to codify the understanding and agreement of the Parties with respect to a modification in the payment terms outlined in Section 9.3 of the Supply Agreement, solely in connection with the 2017 Purchase (as defined below).

By way of background, under the terms of the Supply Agreement, Horizon engaged Sanofi to manufacture, label, package, test and supply the Product (as defined within the Supply Agreement), which includes tablets containing Famotidine (“API”). Said API is purchased from a third party manufacturer (“Dr. Reddy’s”) by a Sanofi subcontractor (“Valeant”) under Horizon’s API supply agreement with Dr. Reddy’s. The API purchase is subject to a True-Up pursuant to Section 9.3 of the Supply Agreement. Typically, API costs to Valeant are reimbursed by Sanofi through Sanofi’s Product purchase from Valeant. The resulting API costs to Sanofi are reimbursed through Horizon’s Product purchase from Sanofi.

In 2016, Dr. Reddy’s announced it would cease manufacturing the API. Subsequently, Horizon and Dr. Reddy’s reached an agreement for a one-off purchase of the API in 2017, at a cost of $[…***…] per kilogram, representing […***…] the standard purchase price of $[…***…] per kilogram (the ‘2017 Purchase”). The 2017 Purchase was made by Valeant subject to reimbursement by Sanofi. Given […***…] the cost of API for the 2017 Purchase, Horizon agreed to reimburse Sanofi API costs on occasion separate from Product purchase and on terms different than those outlined in Section 9.3(b) of the Supply Agreement. The details of that agreement, for which there was good and valuable consideration and to which the Parties intend to be legally bound are outlined below:

1.	The Parties agree that they shall not be bound by the payment terms set out in Section 9.3(b) of the Supply Agreement for the 2017 Purchase and resulting reimbursement only.

2.

To reimburse Sanofi for the 2017 Purchase, Horizon agrees to pay Sanofi […***…] dollars (USD […***…]). This amount to be paid in three installments, the first of which will be […***…] dollars (USD […***…]), the second and third of which will be […***…] dollars (USD […***…]) (each of which is a “Payment”).

3.

Sanofi will issue an invoice to Horizon for each Quarterly Payment on the 15th day of June, September and December in 2018. All payments shall be due and payable within […***…] days of the date on the invoice, as stated in Section 9.5 of the Supply Agreement.

4.	For any transactions, other than the 2017 Purchase, the terms of Section 9.3(b) of the Supply Agreement shall be in full force and effect.

SANOFI US 500 Kendall Street, Cambridge, Massachusetts 02142

***Confidential Treatment Requested

5.	All other Supply Agreement terms and conditions shall remain unchanged and in full force and effect during the term thereof.

Please indicate your agreement with and acceptance of these terms as detailed in this letter by having an authorized Horizon official sign where noted below.

Sincerely,	Accepted and Agreed to:
Horizon Pharma USA, Inc.
/s/ Mark DeSieno

Mark DeSieno
Senior Director
North America Industrial Development	/s/ Paul Hoelscher
Sanofi US Services Inc.	Name: Paul Hoelscher

Title: Executive Vice President, Chief Financial Officer

	Date:	2 May 2018

SANOFI US 500 Kendall Street, Cambridge, Massachusetts 02142